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                                                                  Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 10, 2003, relating to the financial statements and financial highlights which appear in the August 31, 2003 Annual Reports to Shareholders of Schwab YieldPlus Fund, Schwab Short-Term Bond Market Fund, Schwab Total Bond Market Fund, Schwab GNMA Fund, Schwab Short/Intermediate Tax-Free Bond Fund, Schwab Long-Term Tax-Free Bond Fund, Schwab California Short/Intermediate Tax-Free Bond Fund, and Schwab California Long-Term Tax-Free Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

San Francisco, California
November 11, 2003